UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

DYNAMIC HEALTH PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dynamic Health Products, Inc.

12399 Belcher Road South, Suite 140

Largo, Florida 33773

September 22, 2006

Dear Stockholder,

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Meeting”) of Dynamic Health Products, Inc. (the “Company”). The Meeting will be held October 27, 2006 at 10:00 a.m. local time, at 12399 Belcher Road South, Suite 140, Largo, Florida 33773.

The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors. We also will report on the progress of the Company and comment on matters of current interest.

It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to the Company will not prevent you from voting in person at the Meeting if you are present and choose to do so.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

Your Board of Directors and management look forward to greeting you personally at the Meeting.

Sincerely,

/s/ Mandeep K. Taneja
Mandeep K. Taneja
Chief Executive Officer and President

Dynamic Health Products, Inc.

12399 Belcher Road South, Suite 140

Largo, Florida 33773

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, OCTOBER 27, 2006

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Dynamic Health Products, Inc. (the “Company”), a Florida corporation, will be held at 12399 Belcher Road South, Suite 140, Largo, Florida 33773, on October 27, 2006, at 10:00 a.m. local time (the “Meeting”) for the following purposes:

1.	To elect seven members to the Board of Directors to serve until the Annual Meeting in 2007 and until their successors are elected and qualified or until their earlier resignation, removal from office or inability to serve; and

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2006 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on Wednesday, September 6, 2006 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or brokerage statement evidencing your beneficial ownership of the Company stock.

By Order of the Board of Directors,

/s/ Cani I. Shuman
Cani I. Shuman
Chief Financial Officer, Secretary, Treasurer and Director

Largo, Florida

September 22, 2006

Dynamic Health Products, Inc.

12399 Belcher Road South, Suite 140

Largo, Florida 33773

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors and management of Dynamic Health Products, Inc. (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”), which will be held at 10:00 a.m., local time, on Friday, October 27, 2006 at 12399 Belcher Road South, Suite 140, Largo, Florida 33773.

The Board of Directors has fixed the close of business on Wednesday, September 6, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting. As of September 6, 2006, 15,055,035 shares of the Company’s Common Stock, par value $.01 per share, were issued and outstanding. For the purposes of determining the presence of a quorum at the Meeting, abstentions will be counted toward the number of shares represented at the Meeting and broker non-votes will be disregarded. The stockholders present at the Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Meeting.

This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about September 22, 2006. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on September 6, 2006, on all matters that come before the Meeting.

For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast “for” or “against” are included. However, if a proxy is signed but no specification is given, the shares will be voted “FOR” Proposal 1 (to elect the Board’s nominees to the Board of Directors). A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the votes cast at the Annual Meeting in person or by proxy and entitled to vote on the election. Accordingly, abstentions or directions to withhold authority will have no effect on the outcome of the vote. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the Annual Meeting.

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out of pocket expenses incurred in so doing.

1.	ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, each director to hold office until the next Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation, removal from office or death. The following seven individuals currently serve on the Board of Directors and all have been nominated for re-election:

Jugal K. Taneja

Mandeep K. Taneja

Cani I. Shuman

Kotha S. Sekharam

Rakesh K. Sharma, M.D.

Morton L. Stone

Robert A. Herrmann, Jr.

All of the foregoing nominees have consented to serve as a director, if elected.

Jugal K. Taneja has served as the Company’s Chairman of the Board since its inception. Until June 1998 and from November 1999 until February 2002, he also served as the Company’s Chief Executive Officer. In addition to his service to the Company, Mr. Taneja operates several other companies. He has served as Co-Chairman of DrugMax, Inc. since December 2004. He previously served as Chairman of the Board of DrugMax and from October 2000 until December 2004 has served as DrugMax’s Chief Executive Officer. He previously served as DrugMax’s Chief Executive Officer from its inception in October 1993 through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as DrugMax’s President and Secretary. DrugMax is a publicly-held company operating as a business to business wholesaler and retailer of pharmaceuticals, over-the counter drugs, health and beauty care products and private label dietary supplements. Mr. Taneja also serves as a director and Chairman of the Board of GeoPharma, Inc., a publicly-held company that manufactures and distributes nutritional and health products, and manufactures generic and over-the-counter drugs. Mr. Taneja also serves as a director of Vertical Health Solutions, Inc., a publicly-held company that distributes veterinary products. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.

Mandeep K. Taneja has served as a director of the Company and as the Company’s President since November 2000. He has also served as the Company’s Chief Executive Officer since December 2002. Prior to that he served as President of the Company’s subsidiary, Online Meds Rx, Inc., formerly known as Dynamic Life, Inc., since June 2000. In addition, he served as Director of Finance for Dynamic Life Korea Ltd. from April 2000 until November 2001. Prior to that he was employed as an associate of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. Mr. Taneja holds a Bachelor of Arts degree in political science from the University of Rochester as well as Management Certificates in marketing and organizational behavior. He also holds a Juris Doctorate from the University of Miami and is an attorney. Mr. Taneja is the son of Jugal K. Taneja.

Cani I. Shuman has served as a director of the Company since August 2001 and has served as the Company’s Chief Financial Officer since November 2000. Ms. Shuman has served as the Company’s Secretary and Treasurer since April 2000, and was Corporate Controller of the Company from February 1999 through November 2000. Prior to that she served as Chief Financial Officer of the Company since January 1998. Prior to her employment with the Company in January 1998, she was employed in public accounting with Hacker, Johnson, Cohen & Grieb, PA, and Copeland and Company, CPAs. Prior to that, she held accounting positions in private industry. Ms. Shuman is a certified public accountant and holds a B.S. degree in Accounting from the University of South Florida.

Dr. Kotha S. Sekharam has served as a director of the Company since June 1996 and served as the Company’s President from June 1996 through November 2000. Dr. Sekharam was a founder and a director of Nu-Wave Health Products, Inc., and served as its President from June 1996 through March 1998, and served as Nu-Wave’s Vice President from September 1995 until June 1996. The Company acquired 80% of Nu-Wave in September 1995 and the additional 20% of Nu-Wave in July 1997. From 1992 until September 1995, he served as Director of Research and Development of Energy Factors, acquired by the Company in June 1998. Dr. Sekharam is also President of GeoPharma, Inc., a publicly-held company that manufactures and distributes nutritional and health products, and manufactures generic and over-the-counter drugs. Dr. Sekharam holds a Ph.D. in food sciences from Central Food Technological Research Institute, Mysore, India, a United Nations university center and has over 15 years of experience in the food and health industry.

Rakesh K. Sharma, M.D. became a director of the Company in March 1999. Dr. Sharma is a cardiologist and is a member of the medical staff of several hospitals in the Tampa Bay, Florida area and is a director of Eonnet Media, Inc.

Morton L. Stone became a director of the Company in February 2002. He was a partner in Ulmer & Berne, LLP, a Cleveland, Ohio based law firm, until his retirement in December 1997. Mr. Stone’s field of concentration was in business and corporate law. Since that time, he has provided business consulting services. He received undergraduate and law degrees from Case Western Reserve University.

Robert A. Herrmann, Jr. became a director of the Company in March 2006. In June 2006 Mr. Herrmann became President of Innovative Health Products, Inc., a wholly-owned subsidiary of GeoPharma, Inc. Prior to that Mr. Herrmann performed business consulting services in Southern California since November 2005. From September 2004 to November 2005 Mr. Herrmann served as President of Metabolife International Incorporated. From December 1999 to September 2004 Mr. Herrmann served as Vice President of Operations for Metabolife International Incorporated. Mr. Herrmann holds a Masters in business administration from The University of Missouri in Kansas City, Kansas and Bachelor of Science degrees in business administration and marketing from Pittsburg State University, Pittsburg, Kansas.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF THE FOREGOING NOMINEES AS DIRECTORS.

Stockholders may vote for up to seven nominees and the seven nominees receiving the most votes cast at the Meeting, in person or by proxy, will be elected as Directors. The Stockholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxies will be voted for such other person or persons for the office of Director as the Board of Directors may recommend.

2.	OTHER BUSINESS

The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

INFORMATION ABOUT STOCK OWNERSHIP

To the knowledge of the Company, the following table sets forth, as of September 12, 2006, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) all directors and officers of the Company as a group.

Title Of Class	Name And Address Of Beneficial Owner(1)	Amount And Nature Of Beneficial Ownership(2)	Approximate Percent Of Class
Common	Jugal K. Taneja(3)	5,098,374	32.6%
Common	Manju Taneja(4)	1,781,404	12.3%
Common	William L. LaGamba(5)	1,642,100	11.4%
Common	Michele LaGamba(6)	1,642,100	11.4%
Common	Mandeep K. Taneja(7)	1,643,762	10.8%
Common	Mihir K. Taneja	1,479,996	10.2%
Common	Laurus Master Fund, Ltd.(8)	1,670,923	9.9%
Common	Kotha S. Sekharam, Ph.D.(9)	585,797	3.9%
Common	Morton L. Stone(10)	231,033	1.5%
Common	Cani I. Shuman(11)	146,666	1.0%
Common	Rakesh K. Sharma, M.D.(12)	123,333	0.8%
Common	Robert A. Herrmann, Jr.	0	0%
Common	All officers and directors as a group (7 persons)	7,828,965	48.3%

(1)	Except as noted above, the address for the above identified officers and directors of the Company is c/o Dynamic Health Products, Inc. at 12399 Belcher Road South, Suite 140, Largo, FL 33773.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns.

(3)	Includes 1,652,740 shares beneficially owned by Manju Taneja, Jugal K. Taneja’s spouse, as to which Mr. Taneja exercises no investment or voting power and disclaims beneficial ownership. Also includes (i) 2,680,304 shares owned by Carnegie Capital, Ltd. and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd. Mr. Taneja is the general partner of Carnegie Capital, Ltd. and First Delhi Family Partnership, Ltd. As such, Mr. Taneja holds sole voting and investment power with respect to the shares held of record by Carnegie Capital, Ltd. and First Delhi Family Partnership, Ltd. Includes 566,666 shares issuable upon exercise of currently exercisable options.

(4)	Includes 128,664 shares beneficially owned by Jugal K. Taneja, as to which Manju Taneja exercises no investment or voting power and disclaims beneficial ownership. Excludes (i) 2,680,304 shares owned by Carnegie Capital, Ltd., and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd., as to which Mrs. Taneja exercises no investment or voting power and disclaims beneficial ownership.

(5)	Includes 658,100 shares owned by Michele LaGamba, Mr. LaGamba’s wife, as to which Mr. LaGamba exercises no investment or voting power and disclaims beneficial ownership. Also includes and 505,000 shares held by Mr. LaGamba as custodian for their minor children.

(6)	Includes 479,000 shares owned by William L. LaGamba, and 505,000 shares held by Mr. LaGamba as custodian for their minor children, as to which Mrs. LaGamba exercises no investment or voting power and disclaims beneficial ownership.

(7)	Includes 116,666 shares issuable upon exercise of currently exercisable options.

(8)	Includes 238,987 shares issuable upon conversion of convertible debentures. Laurus is also entitled to receive an additional 6,044,814 shares of common stock upon conversion of presently convertible debentures, however, Laurus has contractually agreed to restrict their ability to convert their secured convertible note such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, except upon 75 days’ prior notice or if an event of default has occurred under the note and is continuing. Laurus Capital Management, LLC may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole managing members of Laurus Capital Management, LLC. Laurus is not a registered broker dealer or an affiliate of a broker dealer.

(9)	Includes 40,000 shares owned by Madhavi Sekharam, Dr. Sekharam’s spouse, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership. Includes 123,333 shares issuable upon exercise of currently exercisable options.

(10)	Includes 123,333 shares issuable upon exercise of currently exercisable options.

(11)	Includes 116,666 shares issuable upon exercise of currently exercisable options.

(12)	Includes 123,333 shares issuable upon exercise of currently exercisable options.

Shares of the common stock of the Company are listed and traded on the OTC Bulletin Board (“OTCBB”) under the symbol “DYHP.”

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

How often did the Board meet during the fiscal year ending March 31, 2006?

During the fiscal year ending March 31, 2006, the Board of Directors held one formal meeting. The Board took action by written consent on two occasions.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation and Executive Committees. The entire Board of Directors functions as a Nominating Committee for recommending to stockholders candidates for positions on the Board of Directors and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company.

Information concerning membership and function of each committee is as follows:

Audit Committee. The Audit Committee is responsible for determining the adequacy of the Company’s internal accounting and financial controls, reviewing the results of the audit of the Company performed by the independent public accountants, and recommending the selection of independent public accountants.

Currently, the Company’s Audit Committee consists of Messrs. Sekharam, Sharma, and Stone. Each of the members of the Audit Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers. Mr. Sekharam serves as the Chairman of the Audit Committee. At this time, an audit committee financial expert is not required for the Company and it does not have an audit committee financial expert serving on its audit committee.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting activities. The Audit Committee meets with the Company’s independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent accountants and are in no way designed to supersede or alter the traditional responsibilities of the Company’s management and independent accountants. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee did not meet during the fiscal year ending March 31, 2006.

The Audit Committee and the Board of Directors have reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2006 with the Company’s management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee has discussed with Brimmer, Burek & Keelan LLP (“BBK”), the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BBK, required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of BBK with that firm. The Audit Committee has considered the provision of services by BBK, covered in “Audit and Related Fees” below and has determined that such services are compatible with maintaining the independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

Kotha S. Sekharam, Ph.D.

Rakesh K. Sharma, M.D.

Morton L. Stone

Audit and Related Fees

Audit Fees. The aggregate fees billed by the Company’s principal accountant, BBK, for professional services rendered for the audit and review of the Company’s financial statements included in the Company’s Form 10-QSBs and Form 10-KSBs, and services provided in connection with the

Company’s Form 8-Ks, Form S-2s and Form S-8s for the years ended March 31, 2006 and 2005 were $85,725 and $16,900, respectively.

Tax Fees. The aggregate fees billed by the Company’s principal accountant, BBK, for professional services rendered for tax services relating to the preparation of the Company’s federal and state income tax returns and tax advice and planning during the years ended March 31, 2006 and 2005 were $3,911 and $8,353, respectively.

All Other Fees. The aggregate fees billed by the Company’s principal accountant, BBK, for professional services rendered for consultation related to research of various accounting issues addressed in SEC comments received by the Company and assistance in preparation of responses to the SEC during the years ended March 31, 2006 and 2005 were $25,951 and zero, respectively.

During the years ended March 31, 2006 and 2005, the Company’s principal accountant only performed audit, tax and other related services, as indicated above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

BBK served as the Company’s independent accountants for the fiscal year ended March 31, 2006. The Board of Directors of the Company has not selected independent accountants for the Company and its subsidiaries for the fiscal year ending March 31, 2007. A representative of BBK is not expected to be present at the Meeting.

Compensation Committee. The Compensation Committee, consisting of Messrs. Sekharam, Sharma and Stone, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. Each of the members of the Compensation Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Compensation Committee did not meet during the fiscal year ended March 31, 2006.

Executive Committee. The Executive Committee, consisting of Kotha Sekharam, Mandeep Taneja and Cani Shuman, can be consulted from time to time on specific matters as the Board requests.

How are directors compensated?

All of the Company’s directors receive $500 for each meeting attended by such director, but not less than $2,000 per year if they attended at least three meetings during the year. Outside directors who serve on board committees are paid $100 for each committee meeting attended by such director. In addition, each director receives reimbursement for reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, all directors are eligible to receive stock options under the Company’s 1999 Stock Option Plan, and directors who are also employees of the Company, or a subsidiary of the Company, are eligible to receive Incentive Stock Options when and as approved by the Board of Directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Our executive officers and their ages and their respective positions as of March 31, 2006 were as follows:

Name	Age	Position
Jugal K. Taneja	62	Chairman of the Board and Director
Mandeep K. Taneja	32	Chief Executive Officer, President and Director
Cani I. Shuman	49	Chief Financial Officer, Secretary, Treasurer and Director

Some of the directors and executive officers of the Company also serve in various capacities with subsidiaries of the Company. Mandeep K. Taneja is the adult son of Jugal K. Taneja. There are no other family relationships among any of the Company’s other directors and executive officers.

Summary compensation table for named executive officers

The following table provides information about the total compensation for services in all capacities to the Company or its subsidiaries for the fiscal years ended March 31, 2006, 2005 and 2004 of those persons, who at March 31, 2006, were (i) the Chief Executive Officer of the Company and (ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)				Restricted St 1/8ock Award (shares)	Long-Term Compensation
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Awards	LTIP Payouts ($)	Payouts
Name and Principal Position						Securities Underlying Options/ SARs (#) (2)		All Other Compensation ($)
Mandeep K. Taneja, Chief Executive Officer and President (3)	2006 2005 2004	156,000 156,000 153,000	— — 9,360	— — —	— 40,000 —	— — 25,000	— — —	— — —
Cani I. Shuman, Chief Financial Officer, Secretary and Treasurer	2006 2005 2004	78,000 78,000 75,000	— 4,680 4,680	— — —	— 30,000 —	— — 25,000	— — —	— — —
Jugal K. Taneja, Chairman (4) (5)	2006 2005	150,000 150,000	— —	— —	— 50,000	—	— —	— —
	2004	150,000	—	—	—	50,000	—	—

(1)	The compensation described in this table does not include medical and dental insurance benefits received by the named executive officers, if applicable, which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the named executive officers, the value of which does not exceed the lesser of $50,000 or 10% of any such officer’s total salary and bonus disclosed in the table.

(2)	On January 23, 2004, the Company’s officers and directors were granted common stock options by action of the Company’s Board of Directors. The options vest pro rata over a three-year period beginning January 23, 2005. The exercise price of the options is $1.00, based on the closing price of the Company’s stock on the OTC Bulletin Board the business date prior to the date of the grant. For an officer or director who, at the time of the grant, owns stock representing more than ten percent of the voting power of all classes of stock of the Company, the exercise price of the of the options is $1.10, based on the closing price of the Company’s stock on the OTC Bulletin Board the business date prior to the date of the grant.

(3)	Mr. Mandeep Taneja served as the Company’s Chief Executive Officer since December 2002.

(4)	Mr. Jugal Taneja served as the Company’s Chief Executive Officer until June 1998 and from November 1999 until February 2002, and has served as a Consultant since February 2002.

(5)	Effective October 1, 2004, the Company granted options to purchase 500,000 shares of the Company’s common stock to Mr. Jugal Taneja, as compensation for Mr. Taneja’s personal guarantee to Laurus Master Fund, Ltd. of financing in the amount of $6 million, to fund the Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”) acquisition. The exercise price of the options was $1.14 (110% of the fair value of the Company’s common stock on September 30, 2004). The options vest approximately equally over a three-year period, commencing October 1, 2005. The compensation described in the table does not include these options.

Employee And Non-Employee Stock Option Plans

1999 Stock Option Plan

In March 1999, the Company’s Board of Directors adopted the Company’s 1999 Stock Option Plan, which has been approved by the Company’s shareholders. The 1999 Plan will enable the Company to attract and retain top-quality executive employees, officers, directors and consultants, and to provide such executive employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1999 Plan will allow the grant to officers, directors, or other key employees and consultants of the Company, of options to purchase up to a maximum aggregate of 6,000,000 shares of Company common stock.

The Board of Directors of the Company or a committee of the Board may administer the 1999 Plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 1999 Plan. Options granted under the 1999 Plan may be “incentive stock options” as defined in Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company’s common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Internal Revenue Code currently limits to $100,000 the aggregate value of the common stock that may be acquired in any one year pursuant to incentive stock options under the 1999 Plan or any other option plan adopted by the Company.

Nonqualified options may be granted under the 1999 Plan at an exercise price of not less than 100% of the fair market value of the Company’s common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

Subject to the limitations contained in the 1999 Plan, options become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement, when the option expires and becomes unexercisable, and may also provide for the option expiration of at least thirty days upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

Options granted under the 1999 Plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1999 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1999 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1999 Plan is effective for ten years, unless sooner terminated or suspended.

On January 23, 2004, the Board of Directors of the Company approved the granting of 205,000 options, to be allocated to each of the Company’s officers and directors. The exercise price of the options is $1.00, based on the closing price of the Company’s stock on the OTC Bulletin Board the business date prior to the date of the grant. For an officer or director who, at the time of the grant, owned stock representing more than ten percent of the voting power of all classes of stock of the Company, the exercise price of the of the options is $1.10, based on the closing price of the Company’s stock on the OTC Bulletin Board the business date prior to the date of the grant. Each of the employees of record were to receive the options based on their years of service and their salary.

On October 17, 2004, a meeting of the Compensation Committee of the Board of Directors of the Company was held. At the meeting, the Compensation Committee granted options to purchase 500,000 shares of the Company’s common stock, effective October 1, 2004, to Jugal Taneja, the Company’s Chairman and a principal shareholder of the Company, as compensation for Mr. Taneja’s personal guarantee to Laurus Master Fund, Ltd. of financing in the amount of $6 million, to fund the BOSS acquisition. The exercise price of the options is $1.14 (110% of the fair value of the Company’s common stock on September 30, 2004). The options vest approximately equally over a three-year period, commencing October 1, 2005. For the options granted, the balance of deferred consulting fees as of March 31, 2006 and 2005 was $249,382 and $415,636, respectively. The initial valuation of these options was $498,763. For the years ended March 31, 2006 and 2005, the Company included compensation expense in the amount of $166,254 and $83,127, respectively, in selling, general and administrative expenses in the statements of operations, for these options.

In connection with the purchase of Dynamic Marketing, Inc., effective March 31, 2005, the Company granted an option to purchase up to an aggregate of 250,000 shares of the Company’s common stock to Gregg Madsen. The options vest approximately equally over the three-year period, commencing March 31, 2006, at an exercise price of $1.55 per share, based upon and subject to the terms of the form of stock option agreement.

In connection with the Company entering into an Employment Agreement with Gregg Madsen, effective March 31, 2005, Mr. Madsen was granted options to purchase 300,000 shares of the Company’s common stock. The options vest equally over a three-year period, commencing March 31, 2005. The exercise price of $1.08, for the options, was determined based upon the average closing price of the Company’s common stock during the five trading days immediately preceding the Employment Agreement. These options were issued pursuant to the 1999 Stock Option Plan.

On December 1, 2005, the Company granted options to purchase 2,500 shares of the Company’s common stock to an employee, pursuant to the 1999 Stock Option Plan. The exercise price of the options is $0.39 (100% of the fair value of the Company’s common stock on November 30, 2005). The options vest on December 1, 2006. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.47%.

On March 1, 2006, the Company granted options to purchase 2,500 shares of the Company’s common stock to an employee, pursuant to the 1999 Stock Option Plan. The exercise price of the options is $0.43 (100% of the fair value of the Company’s common stock on February 28, 2006). The options vest on March 1, 2007. The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing model with a volatility factor of 110.35% and a risk free interest rate of 4.77%.

The following represents the common stock options outstanding as of March 31, 2005 and 2006.

Option balance outstanding, March 31, 2004	905,000
Granted	1,050,000
Exercised	0
Forfeited	0

Option balance outstanding, March 31, 2005	1,955,000
Granted	5,000
Exercised	0
Forfeited	0

Option balance outstanding, March 31, 2006	1,960,000

As of March 31, 2006, of the 1,960,000 options outstanding, 1,186,663 options were vested, with 773,337 being nonvested.

Forfeited options represent options granted to one or more employees of record whose employment is terminated, voluntarily or involuntarily, and based on their termination date, such options were considered nonvested.

Option Grants During 2006 Fiscal Year

The following table provides information related to options granted to the named executive officers during the 2006 fiscal year. The Company does not have any outstanding stock appreciation rights.

Name	No. of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Jugal K. Taneja	None	0	N/A	N/A
Mandeep K. Taneja	None	0	N/A	N/A
Cani I. Shuman	None	0	N/A	N/A

Aggregated Option Exercises During 2006 Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to employee options exercised by the named executive officers during the 2006 fiscal year and number and value of such options held at fiscal year-end.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year- End (#)		Value of Unexercised In-the-Money Options at Fiscal Year- End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jugal K. Taneja	None	$0	399,999	350,001	$44,250	$0
Mandeep K. Taneja	None	$0	116,666	8,334	$22,125	$0
Cani I. Shuman	None	$0	116,666	8,334	$23,750	$0

The following table provides information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended March 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,710,000	$0.72	4,290,000
Equity compensation plans not approved by security holders	0	$0.00	0

Consulting Agreement

Jugal K. Taneja has been a valuable employee of the Company and management of the Company realized that Mr. Taneja has demonstrated a keen understanding of the Company’s operations, such that it is desirable to retain Mr. Taneja’s services under a consulting agreement. On February 14, 2002, the Company entered into a Consulting Agreement with Jugal K. Taneja, to reflect his current position as a consultant to the Company. During the three year term of the Consulting Agreement, commencing January 1, 2002, Mr. Taneja shall be deemed to be an independent contractor and is free to devote his time, energy and skill to any such person, firm or company as he deems advisable. The annual compensation payable under the agreement was $240,000, as consideration for the services to be rendered under the agreement. On October 1, 2002, upon mutual agreement between the parties, the annual base compensation payable under the agreement was reduced to $150,000. The agreement contains confidentiality and non-compete provisions. The agreement has continued under the same terms and amounts, however, there is not written agreement at this time.

Employment Agreements

On September 30, 2004, the Company, through its wholly-owned subsidiary, BOSS, entered into an Employment Agreement with Joseph Mies to serve as BOSS’s Chief Operating Officer, effective October 1, 2004. The Employment Agreement provides for an initial three-year term ending September 30, 2007, with an annual base compensation of $100,000. The agreement contains a provision for bonus compensation. The agreement also contains termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with the Company under certain circumstances.

On March 30, 2005, the Company, through its wholly-owned subsidiary, Dynamic Marketing I, Inc. (“DMI”), entered into an Employment Agreement with Gregg Madsen to serve as DMI’s Chief Operating Officer, effective March 31, 2005. The Employment Agreement provides for an initial three-year term ending March 30, 2008, with an annual base compensation of $125,000. The agreement contains a provision for bonus compensation. The agreement also contains termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with the Company under certain circumstances. In addition, on March 30, 2005, Mr. Madsen was granted options to purchase 300,000 shares of the Company’s common stock. The options vest over a three-year period beginning March 31, 2005. On October 3, 2005, upon mutual agreement between the parties, the agreement was orally modified promoting Mr. Madsen to Vice President of Business Development for Dynamic Health Products, Inc. In connection with the promotion, Mr. Madsen resigned as Chief Operating Officer of DMI. In addition, Mr. Madsen’s annual base compensation was increased to $150,000.

The Company does not currently have employment agreements with any of its other executive officers.

CERTAIN TRANSACTIONS

On October 1, 1999, the Company entered into a triple-net lease agreement with GeoPharma, Inc. (“GeoPharma”), a publicly traded company and an affiliate of the Company, whereby GeoPharma agreed to lease the Company’s land and 33,222 square foot building situated in Largo, Florida for a term of ten years. The initial rental under the lease was approximately $192,000 annually. The lease provides for an annual cost-of-living increase. This facility serves as GeoPharma’s corporate headquarters and also serves as part of GeoPharma’s offices, manufacturing, warehousing and shipping operations. On October 25, 2004, the Company sold the building to GeoPharma for $1,925,000 in cash. This resulted in a gain of $654,241 to the Company for the year ended March 31, 2005. The sale price was determined by an independent third-party appraisal. Jugal K. Taneja, a principal shareholder and Chairman of the Board of the Company is also a principal shareholder and Chairman of the Board of GeoPharma. As of March 31, 2006 and 2005, the Company’s investment in GeoPharma, consisting of 347,938 shares of its common stock, is included in marketable equity securities, net.

On June 14, 2004, the Board of Directors of the Company, approved the declaration of a pro rata dividend distribution to holders of record of its issued and outstanding common shares as of July 1, 2004, in the form of approximately 1.3 million shares of Vertical Health Solutions, Inc. (“Vertical”), which the Company owned. On July 7, 2004, the Board of Directors of the Company amended the record date to July 16, 2004 and the distribution date to July 26, 2004. The payment rate was one share of Vertical common stock for each ten shares of the Company’s common stock held on July 16, 2004. The Company only distributed whole shares and any fractional shares to which shareholders would otherwise be entitled were rounded down to the nearest whole share. On July 26, 2004, the Company distributed approximately 1.3 million shares of Vertical common stock to its shareholders. This resulted in a gain of $1,349,966 to the Company for the year ended March 31, 2005.

For the year ended March 31, 2005, the Company charged Vertical consulting fees totaling $5,213 for accounting and administrative services. The charge was on an hourly basis for services rendered. The Company did not provide consulting services to Vertical during the year ended March 31, 2006. As of March 31, 2006 and 2005, $325 and $325, respectively, were due from Vertical and are included in amounts due from affiliates. As of March 31, 2006 and 2005, the Company’s investment in Vertical, consisting of 253,337 shares of its common stock, is included in marketable equity securities, net.

The Company owns 30%, or 300,000 shares of common stock of Tribeca Beverage Company (“Tribeca”), an affiliate of Jugal K. Taneja, a principal shareholder and Chairman of the Board of the Company, and Mandeep K. Taneja, a Director, Chief Executive Officer and President of the Company. The investment was accounted for under the equity method until March 31, 2003, at which time, as a result of management’s analysis, it was determined that the investment was worthless and the Company recognized an impairment loss of $166,939 in the investment. As of March 31, 2006 and 2005, zero and $301, respectively, was due from Tribeca and is included in due from affiliates.

On January 1, 2004, the Company entered into a verbal agreement with Innovative Health Products, Inc. (“Innovative”), a wholly-owned subsidiary of GeoPharma, whereby the Company agreed to sublease approximately 5,131 square feet of office and warehouse space for its executive offices and its operations in Largo, Florida. This facility served as the Company’s corporate headquarters and was also used for its offices, warehousing and shipping operations. The facility was sublet until May 1, 2005, at which time the sublease was terminated. The initial rental under the sublease was $41,066 annually.

Amounts due from and to affiliates represent balances owed to or from the Company for sales or purchases occurring in the normal course of business. Amounts due from and to these affiliates are in the nature of trade payables or receivables and fluctuate based on sales and purchasing volume and payments received. Any future transactions between the Company and its officers, directors or affiliates will be subject to approval by a majority of disinterested directors or shareholders in accordance with Florida law.

For the years ended March 31, 2006 and 2005, purchases of products from subsidiaries of GeoPharma were $182,872 and $476,952, respectively, and sales of products to subsidiaries of GeoPharma $31,157 and $18,774, respectively. As of March 31, 2006 and 2005, $26,554 and $66,151, respectively, were due to subsidiaries of GeoPharma and are included in obligations to affiliates. As of March 31, 2006 and 2005, $2,175 and zero, respectively, were due from GeoPharma.

Research and development is primarily contracted through Innovative, and product nutritional information, as well as product label requirements, are prepared by Innovative’s regulatory staff personnel. Research and development costs have been immaterial to the operations of the Company, and are charged to expense as incurred.

On July 28, 2004, the Company issued a promissory note payable to an affiliate of the Chairman of the Company, in the principal amount of $50,000. The principal together with interest at the rate of 7% per annum is payable on demand. Proceeds were used for placement of funds in escrow in connection with the acquisition of Bob O’Leary Health Food Distributor Co., Inc., effective October 1, 2004. The note was subsequently repaid on October 5, 2004.

On September 7, 2004, the Company issued a promissory note payable to the Company’s Chairman, in the principal amount of $100,000. The principal together with interest at the rate of 7% per annum is payable on demand. Proceeds were used for placement of funds in escrow in connection with the acquisition of Bob O’Leary Health Food Distributor Co., Inc., effective October 1, 2004. The note was subsequently repaid on October 5, 2004.

On October 17, 2004, a meeting of the Compensation Committee of the Board of Directors of the Company was held. At the meeting, the Compensation Committee granted options to purchase 500,000 shares of the Company’s common stock, effective October 1, 2004, to Jugal Taneja, the Company’s Chairman and a principal shareholder of the Company, as compensation for Mr. Taneja’s personal guarantee to Laurus Master Fund, Ltd. of financing in the amount of $6 million, to fund the BOSS acquisition. The exercise price of the options is $1.14 (110% of the fair value of the Company’s common stock on September 30, 2004). The options vest approximately equally over a three-year period, commencing October 1, 2005. The value of the options, as determined by reference to the Black-Scholes option pricing model, has been recorded as a prepaid expense and is being amortized over the life of the loan.

On March 29, 2005, the Company entered into a lease with GAM Realty, LLC, which was effective March 31, 2005, whereby the Company agreed to lease approximately 15,000 square feet of office and warehouse space for its operations in Cranston, Rhode Island. This facility is used for a portion of the office, warehousing and shipping operations of DMI. The lease is for a term of five years ending on March 31, 2010. The initial rental under the lease was $120,000 annually.

STOCKHOLDER PROPOSALS FOR

PRESENTATION AT THE 2007 ANNUAL MEETING

Any stockholder intending to present a proposal at the 2007 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s proxy materials for such meeting must, in addition to meeting other applicable requirements under the rules and regulations of the Securities and Exchange Commission and the Company’s By-Laws, submit such proposal to Cani I. Shuman, Secretary, in writing no later than March 30, 2007. The complete By-Law provisions governing stockholder proposals are available to any stockholder without charge upon request from the Secretary of the Company.

A copy of the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2006 (the “Annual Report”), including financial statements, accompanies this proxy statement. The Company filed its Annual Report on Form 10-KSB with the Securities and Exchange Commission on June 29, 2006. Stockholders may obtain a copy of this report, without charge, by writing to: Dynamic Health Products, Inc., 12399 Belcher Road South, Suite 140, Largo, Florida 33773.

By Order of the Board of Directors,

/s/ Cani I. Shuman
Cani I. Shuman
Chief Financial Officer, Secretary, Treasurer and Director

Dated: September 22, 2006

PROXY	PROXY

DYNAMIC HEALTH PRODUCTS, INC.

PROXY FOR ANNUAL MEETING TO BE HELD ON OCTOBER 27, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jugal K. Taneja and Cani I. Shuman, or either or them, as proxies, each with the power to appoint his or her substitute, to represent and to vote all the shares of common stock of Dynamic Health Products, Inc. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held on October 27, 2006 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dynamic Health Products, Inc. to be held at 12399 Belcher Road South, Suite 140, Largo, Florida 33773, at 10:00 a.m., local time, on October 27, 2006.

Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

1.	Election of directors:

Nominees:	For	Against
Jugal K. Taneja	☐	☐
Mandeep K. Taneja	☐	☐
Cani I. Shuman	☐	☐
Kotha S. Sekharam	☐	☐
Rakesh K. Sharma	☐	☐
Morton L. Stone	☐	☐
Robert A. Herrmann, Jr.	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

For	Against	Withheld
☐	☐	☐

If you plan to attend the Annual Meeting please mark this box ☐

Dated:____________________, 200__

Signature ___________________________________________________________________________

Name (printed) _________________________________________________________________________

Title _________________________________________________________________________________

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.